Exhibit 10.56

Summary of Compensation Package for Mr. Heinz Haller

On June 14, 2012 the board of directors (the “Board”) of BioAmber Inc. (the “Company”) approved the following compensation package for Mr. Heinz Haller for his service as an independent director of the Board and a Chairman of a committee of the Board:

a.	an annual fee of $55,000; and

b.	a stock option grant every two years of 10,500 options per year to be made at the anniversary dates of the initial election of the concerned board member.

Previously, on August 29, 2011, the Board approved a grant of options to Mr. Haller to purchase 17,500 shares of the Company’s common stock pursuant to the Company’s stock option plan at an exercise price of $10.55 per share. The options vest over two years: 50% at the first anniversary date of the election of Mr. Heinz Haller as a director of the Company and 50% at the second anniversary date of the election of Mr. Heinz Haller as a director of the Company.

Mr. Haller does not have a written agreement with respect to director compensation.